SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

(Amended as of September 9, 2015)

List of Funds

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Alternative ETF
JPMorgan Diversified Event Driven ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Paul Shield

Name:	Paul Shield

Title:	Treasurer

SEI Investments Distribution Co.

By:	/s/ Maxine J. Chou

Name:	Maxine J. Chou

Title:	CFO & COO